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                                                                    EXHIBIT 10.8
                             DATED FEBRUARY 7, 2003

                                  AVANADE INC.

                                       AND

                             ACCENTURE FINANCE GMBH

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                                LOAN AGREEMENT

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THIS LOAN AGREEMENT is made effective the 7th day of February 2003

BETWEEN

AVANADE INC. of 2211 Elliott Avenue, Seattle, Washington (LOCAL ENTITY); and

ACCENTURE FINANCE GMBH incorporated under the laws of Switzerland, whose registered office is at Herrenacker 15, 8200 Schaffhausen, Switzerland (GMBH).

WHEREAS

(A)   Local Entity is a member of the Accenture Group (as defined below).

(B) GMBH makes available central treasury services to certain members of the Accenture Group including making loans and borrowing monies on the terms set out in this Agreement.

(C) Any loans made by GMBH in accordance with recital (B) above shall be included in the Local Entity's working capital and used for general business purposes, unless otherwise agreed in writing.

DEFINITIONS

In this Agreement the following terms have the following meanings, unless the context otherwise requires:

ACCENTURE GROUP means the group of companies controlled by Accenture Ltd, a company organized and existing under the laws of Bermuda, or other companies identified by GMBH as members of the Accenture Group. GMBH considers Local Entity a member of the Accenture Group due to the fact that Accenture Ltd is the beneficial owner of a majority of the shares of Avanade Inc.;

ADVANCE has the meaning given in clause 1;

ADVANCE DATE means the date on which an Advance is made;

AVAILABLE FUNDS NOTICE means a notice delivered by the Local Entity to GMBH offering to make a loan to GMBH in accordance with clause 3.1;

BUSINESS DAY means a day on which banks are open for business in the canton of Schaffhausen, Switzerland, and the country in which the Local Entity operates.

BORROWING REQUEST means a notice delivered by the Local Entity to GMBH requesting a loan from it in accordance with clause 2.1;

DEFAULT NOTICE means a notice served by one party on the other party which states that an event shall be treated as an Event of Default;

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EVENT OF DEFAULT has the meaning set out in clause 10;

INTEREST PAYMENT DATE means the maturity date of the relevant loan unless that day is not a Business Day in which case it means the next Business Day following the first day of the month;

LOCAL ENTITY'S BANK ACCOUNT means a bank account notified by the Local Entity to GMBH to be used to accept Advances and receive interest payments and Advance repayments as set out in Schedule 1 to this Agreement as amended from time to time. There may be only one Local Entity's Bank Account per currency;

OFFER DATE means the date on which an Available Funds Notice is received by GMBH;

PARTIES means the parties to this Agreement and PARTY shall mean any one of them;

POTENTIAL EVENT OF DEFAULT means an event which with the lapse of time or the service of a Default Notice by the non-defaulting Party would constitute an Event of Default;

RATE means the rate of interest determined in accordance with clause 4.1 or 4.2, as applicable;

REPAYMENT DATE means, in respect of an Advance, the date for repayment specified in the Borrowing Request or the Available Funds Notice relating to that Advance;

REQUEST DATE means the date on which a Borrowing Request is received by GMBH;
and

GMBH'S BANK ACCOUNT means a bank account notified by GMBH to the Local Entity to be used to accept Advances and receive interest payments and Advance repayments, as set out in Schedule 2 to this Agreement as amended from time to time.

IT IS AGREED:

THE ADVANCES

1.1 In accordance with and subject to the terms of this Agreement, GMBH shall make loans to the Local Entity (each an ADVANCE).

1.2 In accordance with and subject to the terms of this Agreement, the Local Entity shall make loans to GMBH (each an ADVANCE),

ADVANCES TO LOCAL Entity

2.1 Subject to the provisions of this Agreement, the Local Entity may deliver a Borrowing Request to GMBH by e-mail which shall be irrevocable, specifying in respect of the requested Advance:

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      (a)   the amount;

      (b)   the currency;

      (c)   the Repayment Date, which shall be a Business Day,; and

      (d) details of the bank account which is to be used to accept the Advance if that account is not on the Request Date the Local Entity's Bank Account for that currency.

2.2 Subject to clauses 2.3 and 2.4 GMBH will make an Advance in the amount and currency requested in the Borrowing Request to the Local Entity's Bank Account for the currency of the Advance five Business Days after the Request Date.

2.3 GMBH will not be obliged to accept a request for a loan contained in a Borrowing Request if it notifies the Local Entity before or on the Business Day after the Request Date that it wishes not to do so. The Local Entity agrees not to seek to obtain the requested loan amount, or any lesser amount remaining under Section 14, from other parties until it shall have received this notification from GMBH.

2.4 If GMBH notifies the Local Entity before or on the Business Day after the Request Date that it wishes to lend a lower amount than requested in the Borrowing Request GMBH will make an Advance of that lower amount in the currency requested in the Borrowing Request five Business Days after the Request Date and the Local Entity will be bound to accept the Advance.

2.5 If the Local Entity notifies a new bank account to be used to accept the Advance under clause 2.1(d) above, such a notification will be deemed to amend
Schedule 1 to include the details of the new bank account and those details shall, where relevant, be deemed to replace details of any account set out in
Schedule 1 in the same currency.

ADVANCES TO GMBH

3.1 Subject to the provisions of this Agreement, the Local Entity will, on the 1st and 15th of each month, or on such other monthly date or dates as GMBH may specify in writing or by sending an e-mail with confirmation of delivery to the Local Entity, deliver an Available Funds Notice to GMBH by e-mail which shall be irrevocable, specifying in respect of the offered Advance:

      (a)   the amount;

      (b)   the currency;

      (c)   the Repayment Date which shall be a Business Day; and

      (d) details of the bank account which is to he used to receive payments of interest on, and repayments of, the Advance if that account is not on the Offer Date a Local Entity's Bank Account.

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3.2   Subject to clauses 3.3 and 3.4 below, the Local Entity will make an
Advance in the amount and currency advised in the Available Funds Notice to GMBH's Bank Account for the currency of the Advance five Business Days after the Offer Date.

3.3 GMBH will not be obliged to accept the offer of a loan in an Available Funds Notice if it notifies the Local Entity before or on the Business Day after the Offer Date that it wishes not to do so.

3.4 If GMBH notifies the Local Entity before or on the Business Day after the Offer Date that it wishes to borrow a lower amount than offered in an Available Funds Notice the Local Entity will make an Advance of that lower amount in the currency requested in the Available Funds Notice five Business days after the Offer Date and GMBH will be bound to accept the Advance.

3.5 If the Local Entity notifies a new bank account to be used to receive payments of interest on, and repayments of the Advance under clause 3.1(d) above, such a notification will be deemed to amend Schedule 2 on the Offer Date to include the details of the new bank account and those details shall, where relevant, be deemed to replace details of any account set out in Schedule 2 in the same currency.

INTEREST ON ADVANCES

4.1 Interest on an Advance from GMBH to the Local Entity shall accrue on a daily basis at the Rate which shall be advised by GMBH and will be based on the inter-bank market rate e.g. Libor, Euribor and will include an appropriate market rate margin as determined by GMBH and shall be payable on the Interest Payment Date to GMBH's Bank Account.

4.2 Interest on an Advance from the Local Entity to GMBH shall accrue on a daily basis at the Rate which shall be advised by GMBH and will be based on the inter-bank market rate e.g. Libor, Euribor and will include an appropriate market rate margin as determined by the Local Entity and GMBH and shall be payable on the Interest Payment Date to the Local Entity's Bank Account.

4.3 Interest on an Advance shall be calculated on the basis of the actual number of days elapsed and a year of 360 days (365 days in the case of UK Sterling),

4.4 Any certificate of determination by GMBH as to any rate of interest applying under this Agreement or the amount of any interest shall, in the absence of manifest error, be conclusive and binding upon the Local Entity.

4.5 If a Party defaults in the payment of any interest on its due date the other Party may capitalise the amount of interest so payable which shall be treated as having been added to the amount of the Advance to which the interest relates as from the day following the due date of payment and accordingly shall be treated for all purposes as a part of that Advance as from the date on which it was so added.

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REPAYMENT OF ADVANCES

5.1 The Local Entity shall repay an Advance in immediately available funds in the currency in which it was made to GMBH's Bank Account for that currency notified in Schedule 2, together with all accrued but unpaid interest, on the Repayment Date.

5.2 GMBH shall repay an Advance in immediately available funds in the currency in which it was made to the Local Entity's Bank Account for that currency notified in Schedule 1, together with all accrued but unpaid interest, on the Repayment Date.

5.3 The Repayment Date may be varied by written agreement between the Parties, which agreement may be evidenced electronically in accordance with clause 12.

5.4 Any Advances made, interest payments, repayments of Advances, prepayments of Advances or any other cost incurred in the same currency under this Agreement and payable on the same date may be paid on a net basis by the Parties hereto.

5.5 Where a net payment is made pursuant to clause 5.4, the amount of the net payment shall be calculated by GMBH using prevailing spot rates for currency conversion. An analysis of the net payment shall be provided by GMBH to the Local Entity.

PREPAYMENT OF ADVANCES

6. Each Party may, without premium, prepay an Advance in whole or in part at any time provided that it has given the other party not less than five Business Days notice stating the amount of the Advance to be prepaid. In connection with any such prepayment, the prepaying Party shall reimburse the advancing Party for all reasonable losses or expenses incurred as a consequence of such prepayment, including, in the case of GMBH, any losses suffered as a result of liquidating any deposits or loans acquired by GMBH for purposes of funding the Advance.

COSTS OF PRESERVATION OR ENFORCEMENT

7. Each Party will pay to the other Party on demand all costs, charges and expenses of whatever nature incurred by that other and arising in connection with the preservation or enforcement of its rights hereunder,

PAYMENTS

8.1 All payments under this Agreement, whether in respect of principal, interest or any other item, shall be made in M l without any deduction or withholding in respect of any tax or otherwise unless the deduction or withholding is required by the laws of any jurisdiction.

8.2 Where a Party notifies a new bank account to be used to make payments under clause 8.1(a) above, this Agreement will be deemed amended to include this new bank account in Schedule 1 or 2.

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8.3   Subject to clause 4.4, in the event that a Party fails to pay any amount in accordance with this Agreement within 30 days after such payment becomes due, principal amounts remaining unpaid, together with any accrued interest unpaid at the date payment was due, shall hear interest at two per cent per annum (2%) over the Rate.

REPRESENTATIONS AND WARRANTIES

9.1 Each party represents and warrants to the other party that as of the date of the Agreement:

      (a) it has the power and authority and has taken all necessary actions to enter into this Agreement and perform its obligations under this Agreement,

      (b) the person(s) entering into this Agreement on its behalf has been, duly authorised to do so;

      (c) this Agreement and the obligations created under this Agreement are binding upon it and enforceable against it in accordance with their terms and do not and will not violate the terms of any agreements by which such Party is bound.

9.2   Each Party undertakes that during the course of this Agreement:

      (a) it will at all times obtain and comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required to enable it to lawfully perform its obligations under this Agreement; and

      (b) it will promptly notify the other Party of the occurrence of any Event of Default or Potential Event of Default in relation to it or of any breach of the borrowing powers of the borrowing Party or its directors.

9.3 The borrowing Party shall be deemed to represent and warrant to the lending Party on every Advance Date.

      (a) with reference to the facts and circumstances then subsisting, that each of the representations and warranties contained in clause 9.1 remains true, accurate and correct;

      (b) no limit on the borrowing powers of the borrowing Party or its directors will be exceeded as a result of any Advance made pursuant to this Agreement; and

      (c) no Event of Default or Potential Event of Default has occurred and is continuing with respect to it.

DEFAULT

10.1 If at any time an Advance has been made to a Party and has not been repaid or any interest on an Advance which has been repaid by that Party is outstanding and any of the following Events of Default occurs in relation to that Party.
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      (a)   the presentation or filing of a petition (whether by the Party itself or by any other person) alleging or for the bankruptcy, winding-up or insolvency of such Party (or any analogous proceeding) or seeking any reorganisation, arrangement, composition, re-adjustment, administration, liquidation, dissolution or other similar relief under any present or future Statute, law or regulation;

      (b) the appointment of a receiver, administrator, liquidator or trustee or analogous officer of the Party or over all or any material part of the Party's property,

      (c) its making a general assignment for the benefit of, or entering into a reorganisation, arrangement, or composition with its creditors; or

      (d) the Party is bankrupt or insolvent, as defined under any bankruptcy or insolvency law applicable to such Party; or

      (e) the Party fails to perform or comply with any obligation assumed by it under this Agreement, including, without limitation, the timely repayment of any Advance, interest, or other amounts payable on a Repayment Date or Interest Payment Date; or

      (f) the Party ceases to be a member of the Accenture Group as determined by GMBH;

the other Party shall be entitled to serve a Default Notice.

10.2 If one Party serves a Default Notice on the other under clause 10.1 then all amounts of principal and interest outstanding in relation to any Advance together with any other amounts payable under this Agreement shall become immediately due and payable.

10.3 If at any time any of the preceding Events of Default described under clause 10.1 have occurred and are continuing with respect to a Party to this Agreement, the other Party shall have no obligation to make any further Advance as requested by such defaulting party.

ASSIGNMENTS

11. Neither Party may assign, transfer or charge, or purport to assign, transfer or charge, its rights or obligations under this Agreement or any interest therein without the express written consent of the other Party and any purported assignment, transfer or charge in violation of this clause 11 shall be void.

NOTICES

12. Unless otherwise agreed, all notices, instructions and other communications to be given to a Party under this Agreement shall be given to the electronic mail address (confirmed if requested) or facsimile number (confirmed if requested) and to the individual or department nominated by the relevant Party and notified to the other Party from time to time. Unless otherwise specified, any notice instruction or other

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communication given in accordance with this clause 12 shall be effective upon receipt.

ILLEGALITY

13. If any change in or introduction of any applicable law, regulation or treaty, or any change in the interpretation or application thereof, shall make it unlawful hereunder for a Party to make available or fund or maintain the Advances, the affected Party shall give notice thereof to the other Party, whereupon the other Party will repay all amounts outstanding under this Agreement together with accrued interest thereon and any other amounts payable to the other Party hereunder within such period as may be permitted by such law, regulation or treaty, or the change in the interpretation or application thereof, or, if no such period is stated, forthwith.

SEVERABILITY

14. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect under the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby.

SINGLE AGREEMENT

15. This Agreement, the particular teams agreed between the Parties in relation to each and every Advance governed by this Agreement and all amendments to any of such items shall together form the agreement between the Parties and shall together constitute a single agreement between the Parties. The Parties acknowledge that all Advances governed by this Agreement are entered into in reliance upon the fact that all such items constitute a single agreement between the Parties.

WAIVER

16. No indulgence or concession granted by a Party, and no omission or delay on the part of a Party in exercising any right, power or privilege under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

APPLICATION OF MONEYS

17. Any sum paid in respect of the liabilities of a Party under this Agreement will first be applied to accrued and unpaid interest, second to principal, and last, to any other amount owing hereunder.

AMENDMENT

18. Subject to the Local Entity being able to amend Schedule l hereof and GMBH being able to amend Schedule 2 hereof, to the other Party, and both Parties

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being able to alter their details in clause 12, all upon two Business Days notice the variation of any of the terms of this Agreement shall not be valid unless it is in writing and signed by each of the Parties hereto, excluding variations made according to the terms and conditions of clause 3.5.

RIGHTS OF THIRD PARTIES

19. A person who is not a Party to this Agreement shall have no right to enforce any of its forms.

GOVERNING LAW

20. The Agreement shall be governed by, and construed in accordance with the laws of Switzerland, under the explicit exclusion of its conflict of laws principles.

ARBITRATION

21. Any dispute, controversy or claim arising under, out of or relating to this Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred to and finally determined by arbitration in accordance with the International Arbitration Rules of the Zurich Chamber of Commerce in force at the time when the arbitration is initiated. The arbitral tribunal shall consist of a sole arbitrator. The place of arbitration shall be Zurich, Switzerland. The language to be used in the arbitration proceedings shall be English. Expeditious adjudication of the dispute is important to the parties. The award shall indicate the essential reasons only and shall not exceed 30 pages. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a third party by any participating patty unless required to do so by law or by a competent regulatory body, provided that the arbitrator be furnished with details of the disclosure and a explanation of the reasons for it.

JURISDICTION

22. The agreement contained in clause 21 above is included for the benefit of the GMBH. Accordingly, notwithstanding the exclusive agreement in clause 21. above, the GMBH shall retain the right to bring proceedings in Zurich/Switzerland to which jurisdiction the Local Entity irrevocably submits.

Counterparts

23. This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have caused the Agreement to be duly executed by their respective authorised officers as of the date first written above.

AVANADE INC.

/s/  Dennis K. Knapp
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Dennis K. Knapp
Chief Financial Officer

ACCENTURE FINANCE GMBH

/s/   Gabriel Ramirez De Aguilar
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Gabriel Ramirez De Aguilar
Director